PRINCIPAL STOCKHOLDERS AGREEMENT


         This PRINCIPAL STOCKHOLDERS AGREEMENT (this "Agreement"), is made and entered into as of August 8, 1997, by and among Fairfield Communities, Inc., a Delaware corporation ("Fairfield"), FCVB Corp., a Florida corporation and wholly owned subsidiary of Fairfield ("Merger Sub"), Ralph P. Muller ("RM"), R & A Partnership, Ltd., a Texas limited partnership ("R&A"), and Kevin Sheehan ("KS" and together with RM and R&A, the "Stockholders"). Capitalized terms used and not otherwise defined in this Agreement have the meanings ascribed to those terms in the Merger Agreement referred to below.

                                    RECITALS


A. As of the date of this Agreement, RM beneficially owns (such term being used herein within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) 5,172,026 shares of Common Stock, par value $.01 per share ("Vacation Break Common Stock"), of Vacation Break USA, Inc., a Florida corporation ("Vacation Break"), of which 5,150,526 shares are owned beneficially and of record by R&A (of which 350,000 shares (the "RM/JN Option Shares") are subject to an option granted to Joyce North ("JN")) and 21,500 shares are owned beneficially and of record by RM and RM's spouse as joint tenants (such 5,172,026 shares of Vacation Break Common Stock together with any other voting or equity securities of Vacation Break of which RM acquires beneficial ownership after the date of this Agreement but prior to the consummation of the Merger being referred to herein collectively as the "RM Shares"). As of the date of this Agreement, KS beneficially owns 1,428,572 shares of Vacation Break Common Stock, of which 175,000 shares are issuable upon the exercise of currently exercisable options and 1,253,572 shares are held of record by KS (of which 50,000 shares (the "KS/JN Option Shares") are subject to an option granted to JN) (such 1,428,572 shares of Vacation Break Common Stock together with any other voting or equity securities of Vacation Break of which KS acquires beneficial ownership after the date of this Agreement but prior to the consummation of the Merger being referred to herein collectively as the "KS Shares"). The shares of Vacation Break Common Stock described in the preceding two sentences together with any other voting or equity securities of Vacation Break of which the Stockholders acquire beneficial ownership after the date of this Agreement but prior to the consummation of the Merger are referred to herein collectively as the "Shares". Each Stockholder is entitled to vote the Shares beneficially owned by the Stockholder, and no Stockholder has entered into any voting arrangement with respect to the Shares except as provided in this Agreement or granted any proxy in respect of any of the Shares.

         B. Concurrently with the execution of this Agreement, Fairfield, Merger Sub and Vacation Break are entering into an Agreement and Plan of Merger (as the same may be amended or modified from time to time, the "Merger Agreement"), pursuant to which and upon the terms and subject to the conditions of which, Merger Sub will be merged with and into Vacation Break and shares of Vacation Break Common Stock outstanding immediately prior to the Effective Time of the Merger will be converted into and represent the right to receive, among other things, a number of shares of Common Stock, par value $.01 per share, of Fairfield ("Fairfield Common Stock").

         C. As a condition to the willingness of Fairfield and Merger Sub to enter into the Merger Agreement, Fairfield and Merger Sub have required that each of the Stockholders agree, and in order to induce Fairfield and Merger Sub to enter into the Merger Agreement, each of the Stockholders is willing to agree, to (i) vote the Shares owned by such Stockholder for the adoption of the Merger Agreement and the approval of the Merger and the other transactions contemplated by the Merger Agreement subject to the conditions set forth herein, and (ii) the other matters provided for in this Agreement, upon the terms and subject to the conditions set forth herein.

         D. The Stockholders acknowledge receipt and review of a copy of the Merger Agreement.

         NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:


        1. Voting Agreement.

         (a) Vacation Break Stockholders Meeting. Subject to Section 1(c) hereof, at the Vacation Break Stockholders Meeting or any meeting of the stockholders of Vacation Break, however called, and in any action by consent of the stockholders of Vacation Break, each of the Stockholders will vote all of the Shares beneficially owned by such Stockholder and entitled to vote (i) for approval of the Merger Agreement and the other transactions contemplated by the Merger Agreement, (ii) against any action or agreement that would result in a breach of any representation, warranty, covenant, agreement or other obligation of Vacation Break under the Merger Agreement or may result in any of the conditions to Vacation Break's obligations under the Merger Agreement not being fulfilled and (iii) in favor of any other matter necessary to consummate the transactions contemplated by the Merger Agreement and considered and voted upon by the stockholders of Vacation Break.

         (b) Other Actions. Subject to Section 1(c) hereof, the Stockholders will not solicit, encourage or recommend to other holders of Vacation Break Common Stock that those holders (i) vote their shares of Vacation Break Common Stock or any other securities of Vacation Break in any manner that would, directly or indirectly, impede or adversely effect stockholder approval of the Merger Agreement and the other transactions contemplated by the Merger Agreement, (ii) at the Vacation Break Stockholders Meeting, abstain from voting, or otherwise fail to vote, their shares of Vacation Break Common Stock, (iii) sell, transfer, tender or otherwise dispose of their shares of Vacation Break Common Stock or (iv) exercise any dissenters' appraisal or other similar rights.

         (c) Limitation on Obligations. The obligations of each Stockholder under Sections 1(a) and 1(b) who is a director or officer of Vacation Break are subject to his obligation to faithfully discharge his duties as a director or an officer of Vacation Break; provided, however, if Vacation Break has not terminated the Merger Agreement pursuant to Section 7.1(e) of the Merger
Agreement, each such Stockholder will vote his Shares in accordance with Sections 1(a) and 1(b).

         2. Transfer of Shares. Until the close of business on the date on which results covering at least 30 days of combined operations of Fairfield and Vacation Break have been published by Fairfield, in the form of a quarterly earnings report, an effective registration statement filed with the SEC, a report filed with the SEC on Form 10-K, 10-Q or 8-K, or any other public filing or announcement which includes those combined results of operations (a "Combined Operations Filing"), none of the Stockholders will, directly or indirectly, (a) sell, assign, transfer, pledge, encumber or otherwise dispose of any of the Shares or the shares of Fairfield Common Stock into which the Shares are converted or exchanged pursuant to the Merger Agreement (the "Merger Shares"),
(b) deposit any of the Merger Shares into a voting trust or enter into a voting agreement or arrangement with respect to any of the Merger Shares or grant any proxy or power of attorney with respect thereto or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer or other disposition of any Shares or Merger Shares. Notwithstanding the foregoing restrictions of this Section 2, R&A (or
RM) may transfer the RM/JN Option Shares to JN following the exercise of the options covering the RM/JN Option Shares and maintain the existing pledges of 3,000,000 RM Shares to Morgan Stanley and not more than 550,000 RM Shares to Bear Sterns (collectively, the "RM Pledged Shares"), and KS may transfer the KS/JN Option Shares to JN following the exercise of the options covering the KS/JN Option Shares and maintain the existing pledges of 200,000 KS Shares to Sun Trust Bank, 233,000 KS Shares to Josephthal Lyon & Ross Incorporated and 133,000 KS Shares to PPM, Inc. (collectively, the "KS Pledged Shares"). Fairfield will cause a Combined Operations Filing to be filed or announced as promptly as practicable consistent with past practice in making such filings or announcements.

         3. Registration Rights. At the Effective Time, Fairfield, R&A and KS will enter into a Registration Rights Agreement in substantially the form of Exhibit A in respect of the Merger Shares to be acquired by each of RM, R&A and KS in the Merger. Notwithstanding any provisions of the Registration Rights Agreement, each of RM, R&A and KS acknowledges that neither any rights provided under the Registration Rights Agreement nor any registration effected thereunder will relieve R&A or KS of their respective obligations under this Agreement.

         4.       Restrictive Covenants.

                  (a) Non-competition. Each of RM and KS shall not, for a period of one year following the Effective Time, or if employed by or otherwise engaged to provide services to Fairfield or any of its Subsidiaries or elected to the Board of Directors of Fairfield, during such employment, engagement, or tenure on the Board of Directors and for a period of one year after the termination of that employment, engagement, or tenure on the Board of Directors, directly or indirectly, engage in or have any interest in any sole proprietorship, partnership, corporation, limited liability company, firm, association or business or any other person or entity (whether as an employee, officer, director, partner, member, agent, security holder, creditor, consultant or otherwise) that, directly or indirectly, engages in sales of leads for vacation ownership marketing, marketing or sales of vacation ownership interests, timeshares, travel certificates, vacation packages, or other travel or vacation related services or products and any other business or activity in which Vacation Break and its Subsidiaries is engaged (the "Business") in the State of Florida with respect to marketing or sales of vacation ownership interests or timeshares, and in any geographic area in which Vacation Break and its Subsidiaries presently conduct any part of the Business with respect to all other aspects of the Business that are conducted in that area; provided, however, that each of RM and KS may (i) devote his time and efforts to the business and affairs of companies which are part of Fairfield's consolidated group or (ii) continue to hold securities of Fairfield and/or acquire, solely as an investment, shares of capital stock or other equity securities of any company which are traded on any national securities exchange or are regularly quoted in the over-the-counter market, so long as he does not control, acquire a controlling interest in or become a member of a group which exercises direct or indirect control of, more than one percent of any class of capital stock of such corporation; and provided further, however, that RM's involvement with the respective businesses as presently conducted, and ownership of the capital stock, of Coconut Bay Resort Properties, Inc. and Intracoastal Resorts, Inc., which have completed the development of the properties owned or managed by such corporations, and Serenity Homes, Sea America and Serenity shall not be deemed to be a violation of this Section 4(a).

                  (b) Nondisclosure. Each of RM and KS, as applicable, shall not divulge, communicate, use to the detriment of Fairfield or its Subsidiaries (including, without limitation, Vacation Break and its Subsidiaries) or for the benefit of any other person or persons, or misuse in any way, any Confidential Information (as hereinafter defined) pertaining to the business of Fairfield and its Subsidiaries (including, without limitation, Vacation Break and its Subsidiaries). Any Confidential Information or data now or hereafter acquired by Fairfield with respect to the business of Fairfield or its Subsidiaries (including, without limitation, Vacation Break and its Subsidiaries), which shall include, but not be limited to, information concerning their financial condition, prospects, technology, customers, methods of doing business, and marketing and promotion of their services and products, shall be deemed a valuable, special and unique asset of Fairfield and its Subsidiaries that is received by RM or KS, as applicable, in confidence and as a fiduciary, and RM or KS, as applicable, shall remain a fiduciary to Fairfield and its Subsidiaries (including, without limitation, Vacation Break and its Subsidiaries) with respect to all of such Confidential Information. For purposes of this Agreement, "Confidential Information" means information disclosed to RM or KS, as applicable, or known by RM or KS, as applicable, as a consequence of or through his employment by Vacation Break or Fairfield or any of their respective Subsidiaries or service as a director of Vacation Break or Fairfield or any of their respective Subsidiaries or as a consequence of the Merger and all related transactions (including information conceived, originated, discovered or developed by RM or KS, as applicable) prior to or after the date hereof, and not known to the general public, about Fairfield and its Subsidiaries, Vacation Break and its Subsidiaries, and their respective businesses. Confidential Information shall not include information that on the date of this Agreement is, or, other than a result of the public disclosure by or at the direction of RM or KS or disclosure by a Person who RM or KS should have known was subject to an obligation to maintain the confidentiality of such information, subsequent to the date of this Agreement becomes, (i) publicly available, (ii) generally available in the timeshare industry, (iii) non-proprietary to Fairfield and its

Subsidiaries (including Vacation Break and its Subsidiaries), such as general information related to marketing programs widely utilized in the timeshare industry. If RM or KS, as applicable, is legally compelled, pursuant to a subpoena, civil investigative demand or similar process, to disclose any Confidential Information, RM or KS, as applicable, shall promptly, and in all cases prior to disclosing the same, notify Fairfield to permit Fairfield to seek a protective order or take other appropriate action. RM or KS, as applicable, shall also cooperate in Fairfield's efforts to obtain a protective order or other reasonable assurance that confidential treatment will be accorded such Confidential Information. If, in the absence of a protective order, RM or KS, as applicable, is, in the written opinion of their respective counsel addressed to Fairfield, compelled as a matter of law to disclose such Confidential Information, RM or KS, as applicable shall disclose to the party compelling disclosure only that part of such Confidential Information as is required by law to be disclosed (in which case, prior to such disclosure, RM or KS, as applicable, shall advise and consult with Fairfield and its counsel as to such disclosure and the nature and wording of such disclosure), and RM or KS, as applicable, shall use his best efforts to obtain confidential treatment for any Confidential Information so disclosed.

                  (c) Nonsolicitation of Employees. Each of RM and KS shall not, for a period of two years following the Effective Time, or if employed by or otherwise engaged to provide services to Fairfield or any of its Subsidiaries or elected to the Board of Directors of Fairfield, during such employment, engagement or tenure on the Board of Directors and for a period of two years after the termination of that employment, engagement, or tenure on the Board of Directors, directly or indirectly, for himself or for any sole proprietorship, partnership, corporation, limited liability company, firm, association or business or any other person or entity, employ or attempt to employ, or enter into any contractual arrangement with any employee or sales agent or former employee or former sales agent of Fairfield or Vacation Break or their respective Subsidiaries (except with respect to the employment of Mr. William Schmidt by RM), unless such person has not been employed or otherwise engaged by Fairfield or Vacation Break or their respective Subsidiaries for a period in excess of six months.

                  (d) Books and Records. All books, records, accounts and similar repositories of Confidential Information of Fairfield or Vacation Break or their respective Subsidiaries, whether prepared by RM or KS or otherwise coming into his possession, shall be the exclusive property of Fairfield and shall be returned immediately to Fairfield on Fairfield's request at any time.

         5.       Indemnification.

                  (a)      Indemnification of Fairfield.

     (i) Subject to Sections 5(a)(ii) and 5(d), RM and R&A, jointly and severally as a group, and KS, severally and not jointly, indemnify and hold Fairfield and its Subsidiaries (including, without limitation, Vacation Break and its Subsidiaries) (each an "Indemnified Person") harmless from and against the sum of (1) 75% of any and all losses, deficiencies, liabilities and damages incurred or suffered by an Indemnified Person resulting from or arising out of the matters that are the subject of the proceedings described on Schedule 1 (each, an "Indemnified Matter"), plus (2) 25% of all Litigation Expenses (as hereinafter defined) incurred by any Indemnified Person in connection with or as a result of any Indemnified Matter in excess of the lesser of (A) $500,000 or
(B) any reserve for the Indemnified Matter that is reflected in Vacation Break's consolidated financial statements at June 30, 1997 (the sum of (1) and (2) are referred to as an "Indemnifiable Loss"). Litigation Expenses shall mean all reasonable legal, investigatory, expert and similar fees and expenses, witness fees, transcript costs, court costs, appeal bonds, appeal bond premiums and printing costs related to the defense of an Indemnified Matter.

     (ii) Subject to Section 5(g), the maximum liability that the Stockholders may incur under this Section 5(a) with respect to any Indemnified Matter is the amount (the "Maximum Amount") specified on Schedule 1 opposite the respective Indemnified Matter and the maximum liability of RM and R&A, as a group, and KS under this Section 5(a) with respect to an Indemnified Matter is 80% and 20%, respectively, of the Maximum Amount for that Indemnified Matter. The Stockholders will satisfy any indemnity obligation under this Section 5 by payment of Holdback Shares (as hereinafter defined) from the Escrow Account (as hereinafter defined) valued at the Share Value (as hereinafter defined) unless some or all of the Holdback Shares have been sold or otherwise disposed of in accordance with this Agreement, in which case the payment will be made first from the cash held in the Escrow Account and then from the Holdback Shares in accordance with the Escrow Agreement. For purposes of this Section 5, Share Value will mean the closing price of a share of Fairfield Common Stock on the New York Stock Exchange (or, if not quoted on the New York Stock Exchange, on the principal national securities exchange upon which the Fairfield Common Stock is then traded) on the business day immediately preceding the Closing Date, as such price may be equitably adjusted after that date to give effect to any stock split, dividend, or combination or reclassification of Fairfield's capital stock.

                  (b)      Security for Indemnification of Fairfield.

     (i) As security for the agreement by the Stockholders to indemnify and hold the Indemnified Persons harmless under Section 5(a), at the Effective Time the Stockholders shall place in an escrow (the "Escrow Account") with a title company or financial institution reasonably acceptable to Fairfield (the "Escrow Agent"), pursuant to an escrow agreement in substantially the form of Exhibit B, certificates representing Merger Shares equal to $7.0 million divided by the Share Value (the "Holdback Shares"). The Holdback Shares so deposited shall be free and clear of any Liens. Further, there shall also be deposited with the Escrow Agent all cash dividends paid on the Holdback Shares and all shares of Fairfield Common Stock or other securities issued or distributed to the Stockholders with respect to the Holdback Shares as a result of any stock split, stock dividend, or combination or reclassification of or in respect of Fairfield's capital stock, together with any associated share purchase rights. RM and R&A will deposit 80% and KS will deposit 20% of the Holdback Shares in the Escrow Account. In no event will the number of Holdback Shares (valued at the Share Value) plus any proceeds from any such shares that are sold or otherwise disposed of pursuant to the terms of this Section 5, plus any other securities or other cash amounts required to be deposited in the Escrow Account that are received in respect of such shares or other cash amounts, that may be applied to the Stockholders' obligations under Section 5(a) with respect to an Indemnified Matter exceed the Maximum Amount.

     (ii) All Holdback Shares shall be deemed to be beneficially owned by the Stockholders, and the Stockholders shall be entitled to vote the Holdback Shares and, subject to the terms of the Escrow Agreement, to receive promptly as paid by Fairfield all cash dividends or distributions paid thereon in respect thereof until any such shares are actually delivered to Fairfield as provided in the Escrow Agreement. To the extent that Fairfield applies the Holdback Shares against Indemnifiable Losses, such application shall be effected against the Stockholders' Holdback Shares in the manner set forth in the Escrow Agreement. The Stockholders may require that all or any portion of the Holdback Shares be sold in market transactions at any time in accordance with the provisions of the Escrow Agreement, provided that such sales shall be made in compliance with state and federal securities laws and not in violation of the provisions of this Agreement. The net sales proceeds of any such sales of Holdback Shares shall be retained in the Escrow Account pending disbursement to Fairfield or distribution to the Stockholders in accordance with the Escrow Agreement (the Holdback Shares, any other securities required to be deposited in the Escrow Account, and any cash proceeds, interest thereon, dividends paid on the Holdback Shares and any other amounts required to be deposited in the Escrow Account are referred to as the "Escrow Funds"). All cash proceeds held in the Escrow Account shall be invested in obligations issued or unconditionally guaranteed by the United States government, or issued by any agency or instrumentality thereof and backed by the full faith and credit of the United States government, which obligations mature within one year from the date of investment or as otherwise provided in the Escrow Agreement, and any interest received in respect of any investment shall be disbursed in accordance with the Escrow Agreement.

     (iii) If an Indemnified Matter is finally and fully resolved pursuant to an approved settlement or a final, nonappealable judgment or order of a court of competent jurisdiction, any Escrow Funds allocated to the payment of Indemnifiable Losses arising from such Indemnified Matter in excess of the Escrow Funds paid to Fairfield to satisfy the Stockholders' obligations under this Section 5 will be released to the Stockholders in accordance with the Escrow Agreement. Before the fourth anniversary of the Closing Date (the "Release Date"), Fairfield and the Stockholders will meet and confer in good faith to agree upon and establish prior to the Release Date the realistic Exposure (as defined below) to the Indemnified Persons with respect to each Indemnified Matter which has not previously been adjudicated, dismissed or settled with respect to each such remaining Indemnified Matter. As used herein, "Exposure" shall mean the reasonably projected cost of defense or prosecution through a final judgment of such matter (including attorneys' fees, costs and any direct expenses of the Indemnified Persons in connection therewith) plus a realistic assessment expressed as a dollar amount of the likelihood and amount of either an adverse or favorable judgment on all claims and counterclaims in connection with each of such matters. The portion of the Exposure determined for each of such Indemnified Matters remaining as of the Release Date plus the cumulative amount of unreimbursed Litigation Expenses through the Release Date for which the Stockholders would be responsible under this Section 5 if such sum was an actual Indemnifiable Loss shall be the "Cumulative Exposure" in connection with an Indemnified Matter pending on the Release Date. Escrow Funds held in the Escrow Account on the Release Date in excess of the Escrow Funds required to satisfy any Cumulative Exposure in respect of the Indemnified Matter for which those Escrow Funds were allocated under Section 5(b)(i) will be released to Stockholders in accordance with the terms of the Escrow Agreement; provided, however, if an Indemnified Person has suffered an Indemnifiable Loss pursuant to an order or judgment in respect of an Indemnified Matter and the Indemnified Person has appealed or stayed the execution of such order or judgment, none of the Escrow Funds allocated for the payment of an Indemnifiable Loss in respect of that Indemnified Matter shall be released from the Escrow Account to the Stockholders and shall remain subject to the terms of the Escrow Agreement and this Section 5 until 30 days after a final, nonappealable order or judgment has been entered (unless earlier settled or compromised) in respect of that Indemnified Matter and all related Litigation Expenses have been paid.

     (iv) The Stockholders  acknowledge that,  subject to the provisions of this
Section 5 and acting in good faith, Fairfield will pursue settlements of the Indemnified Matters in a manner or on terms that it reasonably determines are in the best interests of its stockholders.

                  (c) Waiver. The Stockholders waive any claim for indemnification or contribution against any Indemnified Person (including Vacation Break and its Subsidiaries) with respect to any Indemnifiable Matter for which they have any obligation under this Section 5.

                  (d) Payment of Litigation Expenses. Upon Fairfield's delivery to the Stockholders no more frequently than once each calendar quarter of reasonable documentation evidencing any Litigation Expenses, Fairfield will be entitled to obtain reimbursement for the portion of Litigation Expenses the Stockholders are obligated to pay under this Section 5 from the Holdback Shares or cash held in the Escrow Account. Fairfield will also deliver to the Escrow Agent copies of the documentation evidencing the Litigation Expenses as set forth in the Escrow Agreement.

                  (e) Counsel; Cooperation. Fairfield shall defend each Indemnified Matter and shall prosecute any reasonable counterclaim or third party claim in respect of any Indemnified Matter in a reasonable manner consistent with its management of other litigation. Fairfield shall retain legal counsel to assist it in the defense of the Indemnified Matters ("Counsel") who shall be reasonably satisfactory to the Stockholders. The Stockholders acknowledged that the existing counsel for each Indemnified Matter, as well as Jones, Day, Reavis & Pogue, Carlton Fields and Akerman, Senterfitt & Eidson, P.A. are satisfactory. Fairfield shall have sole authority to instruct Counsel with respect to the Indemnified Matters and Counsel shall be entitled to rely upon such instructions without verification or confirmation from any other Person. Each of the Stockholders shall cooperate with and assist Fairfield and Counsel in Fairfield's defense of the Indemnified Matters and prosecution of any claims. Stockholders and counsel to Vacation Break have identified to Fairfield defenses that they reasonably believe to be good and valid defenses to the Indemnified Matters. In connection therewith, the Stockholders (i) shall be available to Fairfield and Counsel at mutually agreeable times and will make available their records and other documents that are relevant to the Indemnified Matters, (ii) shall assist Fairfield and Counsel in locating and maintaining those records and other documents that would be necessary or useful in preparing to defend and/or in defending the Indemnified Matters, and (iii) shall execute such affidavits, certificates, pleadings, discovery responses and similar documents ("Litigation Papers") as are necessary in the conduct of the defense of the Indemnified Matters, in each case, however, after review and approval (which approval shall not be unreasonably withheld or delayed) of such Litigation Papers.

                  (f) Status. On a regular basis, Fairfield and Counsel shall advise the Stockholders of all material aspects of such Indemnified Matter to the extent that such discussions between Fairfield (and its officers, agents and affiliates), Counsel and Stockholders would not impair the attorney client privilege. Counsel will provide copies of all material pleadings and correspondence regarding each Indemnified Matter to Stockholders.

                  (g) Settlement. Fairfield and Counsel will keep the Stockholders fully advised in a timely manner of all settlement proposals, discussions and negotiations concerning an Indemnified Matter. Fairfield will not effect any settlement of the first Indemnified Matter identified on Schedule 1 (the "MRG Matter") without the Stockholders' consent (which consent will not be unreasonably withheld); provided, however, if the Stockholders' obligation under Section 5(a) with respect to that settlement would be less than $2.0 million (excluding Litigation Expenses), Fairfield may settle the MRG Matter without Stockholders' consent. If Fairfield receives a settlement proposal with respect to the MRG Matter pursuant to which the Stockholders' obligation under
Section 5(a) (excluding Litigation Expenses) exceeds $2.0 million that Fairfield desires to accept, Fairfield will notify the Stockholders in writing of its desire and submit to the Stockholders that settlement proposal for their approval. If the Stockholders approve that proposed settlement within 5 business days (or fail to respond to such request within such 5 business day period of their receipt of that notice), Fairfield may settle the MRG Matter on substantially the terms described in that notice and the Stockholders will pay Fairfield from the Escrow Fund, subject to the limits set forth herein, the Indemnifiable Loss in respect thereof. If the Stockholders do not approve of the settlement, they shall (i) notify Fairfield in writing that they do not approve the proposed settlement within such 5 business day period and (ii) provide Fairfield a written undertaking that they (A) will be responsible, jointly and severally, for any Indemnifiable Loss up to the amount of the proposed settlement and shall, jointly and severally, indemnify the Indemnified Persons for 100% of any Indemnifiable Loss in excess of the proposed settlement (including 100% of Litigation Expenses incurred after that date) and (B) assume the defense of that Indemnified Matter, and shall have sole authority to retain and direct Counsel with respect to such Indemnified Matter, on the same terms as set forth in Sections 5(e) and 5(f). The Stockholders shall not effect a settlement of the MRG Matter unless Fairfield reasonably consents to that settlement or the settlement includes an unconditional release of each Indemnified Person.

                  (h) Application of Awards. Any monetary damages awarded to, and received by Fairfield or its Subsidiaries, or insurance proceeds received by Fairfield or its Subsidiaries, in respect of an Indemnified Matter, shall be applied after termination of such Indemnified Matter on a pro rata basis, first to reimburse the parties for any Litigation Expenses and then to reduce the Indemnifiable Losses arising from such Indemnified Matter and to reimburse the parties for payments made in respect of the Indemnified Matter. All amounts exceeding the Indemnifiable Losses arising from such Indemnified Matter shall be retained by Fairfield or its Subsidiaries.

                  (i) Continuing Obligations. Any failure of Fairfield to perform any of its obligations under Sections 5(e), 5(f) or the first sentence of 5(g) will not relieve the Stockholders of their obligations under this Agreement. If the Stockholders know or have reason to believe that Fairfield has failed to perform its obligations under Section 5(f) or the first sentence of
Section 5(g), the Stockholders must notify Fairfield in writing thereof and permit Fairfield 15 business days to cure any such failure before Fairfield will be deemed to be in breach of such obligations. If the Stockholders believe that Fairfield is not performing its obligations under the first sentence of Section 5(e), they shall notify Fairfield in writing of their belief. Within 10 business days after Fairfield's receipt of that notice, an executive officer of Fairfield and the Stockholders will meet at a mutually agreed time and place to discuss the Indemnified Matters and Fairfield will consult in good faith with the Stockholders regarding the defense of any Indemnified Matter or prosecution of any claim.

         6. Effectiveness; Termination. Sections 4 and 5 will not be effective until the Effective Time has occurred. This Agreement shall terminate upon the earlier of (a) any termination of the Merger Agreement in accordance with the terms thereof and (b) the mutual written consent of the parties hereto.

         7. Share Ownership. RM and R&A represent and warrant to Fairfield that, as of the date of this Agreement, the RM Shares constitute all of the shares of Vacation Break Common Stock beneficially owned by RM and R&A and the description of the beneficial and record ownership of the RM Shares and of the voting rights related thereto in Recital A of this Agreement is in all respects true, complete and correct and such shares, other than the RM Pledged Shares, are owned free and clear of any Liens. KS represents and warrants to Fairfield that, as of the date of this Agreement, the KS Shares constitute all of the shares of Vacation Break Common Stock beneficially owned by KS and the description of the beneficial and record ownership of the KS Shares and of the voting rights related thereto in Recital A of this Agreement is in all respects true, complete and correct and such shares, other than the KS Pledged Shares, are owned free and clear of any Liens.

         8. Severance Waiver. Each of RM and KS waives any severance or other compensation which he would otherwise be entitled to receive under his existing employment agreement (or any other agreement) with Vacation Break or any of its Subsidiaries as a consequence of the termination of his employment by, or service on the board of directors of, Vacation Break or any of its Subsidiaries except, with respect to KS, any amount payable to him under the Amendment to Amended and Restated Employment Agreement dated of even date herewith.

         9. Release of Guarantees. Fairfield and the Surviving Corporation shall use their reasonable efforts (but will not be required to expend any funds or incur any additional liability) to obtain the release by the applicable lender of RM from any obligation under any outstanding guarantee of indebtedness for borrowed money of the Surviving Corporation and its Subsidiaries and shall indemnify and hold RM harmless from any losses or liabilities incurred by RM after the Effective Time under any such guarantee.

         10.      Miscellaneous.

         (a) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (i)      if to Fairfield or Merger Sub:

                           Fairfield Communities, Inc.
                           11001 Executive Center Drive
                           Little Rock, Arkansas  72211

                           Attention:  Mr. John W. McConnell

                           with a copy to:

                           Jones, Day, Reavis & Pogue
                           2001 Ross Avenue, Suite 2300
                           Dallas, Texas  75201

                           Attention:  Mark V. Minton, Esq.

                  (ii)     if to RM:

                           Mr. Ralph P. Muller
                           Vacation Break USA, Inc.
                           6400 N. Andrews Avenue
                           Park Plaza, Suite 200
                           Ft. Lauderdale, Florida  33309

                           with a copy to:

                           Greenberg, Traurig, Hoffman,
                             Lipoff, Rosen & Quentel, P.A.
                           1221 Brickell Avenue
                           Miami, Florida  33131

                           Attention:  Gary M. Epstein, Esq.

                  (iii) if to R&A:

                           R & A Partnership, Ltd.
                           2435 S. Ocean Boulevard
                           Highland Beach, Florida  33487

                           Attention:  Mr. Ralph P. Muller
                           with a copy to:

                           Baker & McKenzie
                           Barnett Tower
                           701 Brickell Avenue
                           Suite 1600
                           Miami, Florida  33131-2827

                           Attention:  Nicholas DeNovio, Esq.

                  (iv)     if to KS:

                           Mr. Kevin Sheehan
                           Vacation Break USA, Inc.
                           6400 N. Andrews Avenue
                           Park Plaza, Suite 200
                           Ft. Lauderdale, Florida  33309

                           with a copy to:

                           Greenberg, Traurig, Hoffman,
                             Lipoff, Rosen & Quentel, P.A.
                           1221 Brickell Avenue
                           Miami, Florida  33131

                           Attention:  Gary M. Epstein, Esq.


         (b) Severability. If any term or provision of this Agreement is found to be invalid, illegal or unenforceable by a final determination of a court of competent jurisdiction (i) the remaining terms and provisions hereof shall be unimpaired and shall nevertheless remain in full force and effect and (ii) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. In the event that, notwithstanding the preceding sentence, any of the provisions of Section 4 hereof relating to the geographic or temporal scope of the covenants contained therein or the nature of the business restricted thereby shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems enforceable, such provision shall be deemed to be replaced herein by the maximum restriction deemed enforceable by such court.

         (c) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

         (d) Entire Agreement; No Third-party Beneficiaries. This Agreement constitutes the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and except for the provisions of Section 5, are not intended to confer upon any person other than the parties any rights or remedies.

         (e) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

         (f) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective heirs, legal representatives, successors and assigns.

         (g) Enforcement. The parties agree that irreparable injury would occur for which there is no adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Florida or in Florida state court, without posting bond, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Florida or any Florida state court in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a federal court sitting in the State of Florida or a Florida state court.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties have signed this Agreement personally or by their respective officers thereunto duly authorized, all as of the date first written above.

                           FAIRFIELD COMMUNITIES, INC.


                           By:/s/ J. W. McConnell
                              -------------------------------
                            Name:  J. W. McConnell
                            Title:  President and Chief Executive Officer


                           FCVB CORP.


                            By: /s/ J. W. McConnell
                               --------------------------------
                             Name:  J. W. McConnell
                             Title:  President


                             R & A PARTNERSHIP, LTD.

                            By:      RPM Investments, Inc.,
                                      Its General Partner


                            By:/s/ Linda M. Fenner
                               -----------------------------------
                            Name:  Linda M. Fenner
                            Title:  President


                             /s/ Ralph P. Muller
                             ------------------------------------
                             Ralph P. Muller



                             /s/ Kevin Sheehan
                             ------------------------------------
                             Kevin Sheehan

         IN WITNESS WHEREOF, the parties have signed this Agreement personally or by their respective officers thereunto duly authorized, all as of the date first written above.

                           FAIRFIELD COMMUNITIES, INC.


                            By:/s/ J. W. McConnell
                              --------------------------------
                          Name: J. W. McConnell
                          Title:  President and Chief Executive Officer


                            FCVB CORP.


                           By:/s/ J. W. McConnell
                              ---------------------------------
                          Name: J. W. McConnell
                          Title:  President


                             R & A PARTNERSHIP, LTD.

                           By:      RPM Investments, Inc.,
                                     Its General Partner



                           By:/s/ Linda M. Fenner
                              --------------------------------
                         Name:  Linda M. Fenner
                         Title:  President



                            /s/ Ralph P. Muller
                            ---------------------------------
                            Ralph P. Muller


                            /s/Kevin Sheehan
                            --------------------------------
                               Kevin Sheehan

                                   Schedule 1

Indemnified Matters                                   Maximum Amount

1.       Market Response Group and Laser                $6,000,000
         Company, Inc. v. Vacation Break USA, Inc.

2.       Global Marketing & Travel, Inc. v.                500,000
         Vacation Break USA, Inc.

3.       David Johnson, et al. v.                          500,000
         Vacation Break USA, Inc.